Exhibit FF

Paris, 17 December 2015

No.27-15

Minutes of the Combined General Shareholders’ Meeting of 17 December 2015

Maurel & Prom’s Combined General Shareholders’ Meeting, which was chaired today by Jean-François Henin, approved all resolutions put forward to it by the Board of Directors and in particular the one relating to the proposed merger with MPI (with an exchange parity of 1 Maurel & Prom share for 1.5 MPI shares).

For more information, go to www.maureletprom.fr

MAUREL & PROM

Tel: +33 1 53 83 16 00

Press contacts, shareholder and investor relations

Tel: +33 1 53 83 16 45

ir@maureletprom.fr

This document may contain forward-looking statements regarding the financial position, results, business and industrial strategy of Maurel & Prom. By nature, forward-looking statements contain risks and uncertainties to the extent that they are based on events or circumstances that may or may not happen in the future. These projections are based on assumptions that we believe to be reasonable, but that may prove to be incorrect and that depend on a number of risk factors, such as fluctuations in crude oil prices, changes in exchange rates, uncertainties related to the valuation of our oil reserves, actual rates of oil production and related costs, operational problems, political stability, legislative or regulatory reforms, or even wars, terrorism and sabotage.

Maurel & Prom is listed for trading on Euronext Paris – Compartment A

CAC® mid 60 - SBF120® - CAC® Mid & Small - CAC® All-Tradable - CAC® All-Share – CAC PME – EnterNext© PEA-PME 150

ISIN FR0000051070 / Bloomberg MAU.FP / Reuters MAUP.PA

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